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Progenics Pharmaceuticals, Inc.:

Investor Contact:
Richard W. Krawiec, Ph.D.
Vice President
Corporate Affairs
(914) 789-2800
rkrawiec@progenics.com

Media Contact:
Aline Schimmel
WeissComm Partners
(212) 301-7218

Wyeth: Media Contact: Sal Foti Wyeth Pharmaceuticals (484) 865-3490 Investor Contact: Justin Victoria Wyeth (973) 660-5340

WYETH AND PROGENICS INITIATE NEW CLINICAL STUDIES TO INVESTIGATE ADDITIONAL PATIENT POPULATIONS FOR METHYLNALTREXONE

Companies begin two phase 3 trials and one phase 2 trial

Collegeville, Pa., and Tarrytown, N.Y., Sept. 11, 2007– Wyeth Pharmaceuticals, a division of Wyeth (NYSE: WYE), and Progenics Pharmaceuticals, Inc. (NASDAQ: PGNX) today announced the initiation of three new clinical studies for their investigational drug, methylnaltrexone, a peripherally acting mu-opioid receptor antagonist.

Two of these trials will investigate the use of subcutaneous methylnaltrexone for treating opioid-induced constipation (OIC) in patients outside of the palliative care population included in the first New Drug Application (NDA) submission. The third trial will investigate the use of intravenous methylnaltrexone for managing post-operative ileus (POI) in a surgical setting in patients at high risk for POI. Currently, the companies are studying intravenous methylnaltrexone in phase 3 trials to manage POI in patients undergoing segmental colectomy surgical procedures. All of the studies are intended to investigate additional patient populations for methylnaltrexone.

“Opioid-induced constipation and post-operative ileus represent important medical needs for which there currently are no approved prescription therapies,” says Paul J. Maddon, M.D., Ph.D., Founder, Chief Executive Officer and Chief Science Officer of Progenics Pharmaceuticals, Inc. “Since the beginning of our collaboration, Wyeth and Progenics have made considerable strides in the clinical, regulatory and commercial development of methylnaltrexone. These trials are designed to further our understanding of the compound in OIC and POI.”

The first of the two subcutaneous methylnaltrexone trials is a phase 3 clinical study in OIC patients with chronic pain not related to cancer, such as chronic severe back pain that requires treatment with opioids. This trial, being conducted by Wyeth, is scheduled to enroll approximately 470 patients at approximately 100 centers worldwide. Methylnaltrexone or placebo will be administered subcutaneously during a four-week, double-blind phase, followed by eight weeks of open-label dosing. The primary efficacy endpoints are the proportion of methylnaltrexone injections resulting in bowel movements within four hours and the evaluation of the number of bowel movements per week, compared to placebo. The trial is expected to be completed by late 2008.

The second subcutaneous methylnaltrexone trial is a phase 2 study in OIC patients rehabilitating from an orthopedic surgical procedure in whom opioids are used to control post-operative pain.  This trial, to be conducted by Progenics, is scheduled to enroll approximately 260 patients at approximately 50 centers in the United States. Methylnaltrexone or placebo will be administered subcutaneously for up to seven days or until the patient no longer requires opioids.  The clinical efficacy endpoints include relief of constipation as measured by laxation response. The trial is scheduled to begin in the fourth quarter of 2007 and is expected to be completed by the middle of 2008.

The third trial is a phase 3 intravenous methylnaltrexone study being conducted in patients with POI following a ventral hernia repair via laparotomy or laparoscopy. This trial, being conducted by Wyeth, is scheduled to enroll approximately 500 patients at 90 to 120 centers worldwide. Methylnaltrexone or placebo will be administered intravenously following surgery for up to 10 days.  The primary efficacy endpoint is measured by time to first bowel movement after the surgical repair.  The trial is expected to be completed by the middle of 2008.

Methylnaltrexone currently is under review by the U.S. Food and Drug Administration (FDA), the European Medicines Agency (EMEA), and the Australian Therapeutic Goods Administration in its subcutaneous form for the treatment of OIC in patients receiving palliative care.

The companies plan to provide regular updates regarding the clinical and regulatory progress of methylnaltrexone. Information about these trials is available at www.clinicaltrials.gov.

About Opioid-Induced Constipation

Opioids provide pain relief by interacting with specific opioid receptors located in the central nervous system (CNS) – the brain and spinal cord. However, opioids also interact with opioid receptors outside the CNS, such as those affecting the gastrointestinal (GI) tract, altering intestinal motility and resulting in constipation that can be debilitating.

About Post-Operative Ileus

POI is a prolonged dysfunction of the GI tract following surgery, and is characterized by abdominal bloating and pain, nausea and vomiting, and an inability to pass gas or a stool. POI is a common response to abdominal surgical procedures, but also can occur after other types of surgery. POI can worsen when opioid analgesics, such as morphine, are given to relieve post-operative pain, potentially leading to delayed introduction of food, lengthened hospital stays and increased health care costs.

About Methylnaltrexone and the Methylnaltrexone Clinical Program

Methylnaltrexone is a peripherally acting mu-opioid receptor antagonist that is being studied as a treatment for the peripheral side effects of opioid analgesics. It is designed to mitigate the effect of opioids on peripheral receptors without interfering with CNS pain relief. Methylnaltrexone is being developed in subcutaneous and oral forms to treat OIC as well as an intravenous form for the management of POI.

Currently, there is no approved medication that specifically targets the underlying cause of OIC to relieve constipation. In March 2007, Progenics submitted an NDA for subcutaneous methylnaltrexone to FDA, followed in May 2007 by Wyeth’s submission of a Marketing Authorization Application (MAA) in Europe to EMEA. The NDA has been accepted for filing, and the FDA review is expected to be completed by its Prescription Drug User Fee Act (PDUFA) date of January 30, 2008. The MAA has been validated, and the EMEA review is expected to occur in 2008. In August 2007, Wyeth submitted a marketing application to the Therapeutic Goods Administration division of the Australian government.

An NDA submission is planned for intravenous methylnaltrexone for managing POI in early 2008 based on the ongoing phase 3 studies in patients undergoing segmental colectomy. Additionally, the companies recently announced positive preliminary results from a phase 1 clinical trial of a new oral formulation of methylnaltrexone.

About the Companies

Wyeth Pharmaceuticals, a division of Wyeth, has leading products in the areas of women’s health care, infectious disease, gastrointestinal health, central nervous system, inflammation, transplantation, hemophilia, oncology, vaccines and nutritional products. Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products and non-prescription medicines that improve the quality of life for people worldwide. The Company’s major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

WYETH DISCLOSURE NOTICE: The statements in this press release that are not historical facts are forward-looking statements based on current expectations of future events and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products, including with respect to our pipeline products; government cost-containment initiatives; restrictions on third-party payments for our products; substantial competition in our industry, including from branded and generic products; data generated on our products; the importance of strong performance from our principal products and our anticipated new product introductions; the highly regulated nature of our business; product liability, intellectual property and other litigation risks and environmental liabilities; uncertainty regarding our intellectual property rights and those of others; difficulties associated with, and regulatory compliance with respect to, manufacturing of our products; risks associated with our strategic relationships; economic conditions including interest and currency exchange rate fluctuations; changes in generally accepted accounting principles; trade buying patterns; the impact of legislation and regulatory compliance; risks and uncertainties associated with global operations and sales; and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including our current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K, particularly the discussion under the caption “Item 1A, RISK FACTORS.” The forward-looking statements in this press release are qualified by these risk factors. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. Principal programs are directed toward gastroenterology as well as the treatment of HIV infection and cancer. The Company, in collaboration with Wyeth, is developing methylnaltrexone for the treatment of opioid-induced side effects, including constipation (oral and subcutaneous formulations) and post-operative bowel ileus (intravenous formulation). In March 2007, the Company submitted a New Drug Application to the United States Food and Drug Administration for the subcutaneous formulation of methylnaltrexone for patients suffering from opioid-induced constipation while receiving palliative care, followed in May 2007 by Wyeth’s submission of a Marketing Authorization Application (MAA) in Europe to the European Medicines Agency (EMEA). The NDA and MAA have been accepted and validated for review by the FDA and EMEA, respectively, with additional filings submitted or pending. In the area of HIV infection, the Company is developing the viral-entry inhibitor PRO 140, a humanized monoclonal antibody targeting the HIV entry co-receptor CCR5, which has completed phase 1b clinical studies with positive results. The Company is developing in vivo immunotherapies for prostate cancer, including a human monoclonal antibody directed against prostate-specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. Progenics is also developing vaccines designed to stimulate an immune response to PSMA.

PROGENICS DISCLOSURE NOTICE: The information contained in this document is current as of September 11, 2007. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words “anticipates,” “plans,” “expects” and similar expressions, it is identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Company’s actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the uncertainties associated with product development, the risk that clinical trials will not commence or proceed as planned, the risks and uncertainties associated with dependence upon the actions of our corporate, academic and other collaborators and of government regulatory agencies, the risk that our licenses to intellectual property may be terminated because of our failure to have satisfied performance milestones, the risk that products that appear promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that we may not be able to manufacture commercial quantities of our products, the uncertainty of future profitability and other factors set forth more fully in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and other reports filed with the Securities and Exchange Commission, to which investors are referred for further information. In particular, the Company cannot assure you that any of its programs will result in a commercial product.

Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Thus, it should not be assumed that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

Editor’s Note:
Additional information on Progenics available at http://www.progenics.com
Additional information on Wyeth available at http://www.wyeth.com